Exhibit 5.1

March 12, 2020

The Board of Directors

Bank First Corporation

402 North 8th Street

Manitowoc, WI  54220

Re:     Registration Statement on Form S-8 Filed by Bank First Corporation

Ladies and Gentlemen:

This firm is counsel for Bank First Corporation (the “Company”), which is the registrant in a Registration Statement under the Securities Act of 1933, as amended (the “Act”) on Form S-8, dated March 12, 2020, relating to the registration of 101,000 shares of the Company's common stock, par value $0.01 ("Shares"), available to be offered and sold pursuant to the Bank First National Amended and Restated Nonqualified Deferred Compensation Plan (“Plan”).

As counsel, we are familiar with the actions taken by the Company in connection with the authorization of the Shares.  We have examined such records and other documents as we have deemed necessary for the opinions hereinafter expressed, including the Company’s Restated Articles of Incorporation, the Company’s Amended and Restated Bylaws, the Plan, resolutions of the Company’s Board of Directors approving the Plan, resolutions of the Company’s Board of Directors approving the February 24, 2017 amendment to the Plan, and resolutions of the Company’s Board of Directors approving the termination and liquidation of the Plan. We have also relied on a certificate of the Secretary of the Company dated the date hereof.  In examining such records and documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

The Plan provides certain deferred compensation benefits for eligible employees and directors of the Company’s subsidiary, Bank First, N.A. Prior to the Company’s action to terminate and liquidate the Plan, the Plan permitted such deferral until the termination of employment or beyond. Accordingly, the Plan by its terms appears to fall within the definition of an “employee pension benefit plan” in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). As a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management and highly compensated employees (commonly referred to as a “top hat plan”), the Plan is only subject to parts 1 and 5 of Title I of ERISA. Parts 1 and 5 of Title I of ERISA do not impose any specific written requirements for top hat plans as a condition to compliance with the applicable provisions of ERISA.

Based upon the foregoing, and having regard to legal considerations that we deem relevant, we are of the opinion that:

•	The Shares described in the Registration Statement, will be, when and to the extent issued in accordance with the provisions of the Plan, legally issued by the Company, fully paid and non-assessable.

•	The provisions of the written document constituting the Plan comply with the applicable provisions of ERISA.

We are members of the Bar of the State of Wisconsin, and the opinions expressed herein are based upon and limited exclusively to the laws of that State and the Federal laws of the United States of America. In addition, we have assumed that the Company’s authorization to issue the Shares pursuant to the Plan will be in full force and effect at all times at which the Shares are issued by the Company and that at the time the Shares are issued, there will be a sufficient number of authorized shares of the Company’s common stock remaining under the Company’s Restated Articles of Incorporation (as may be amended from time to time). This opinion speaks only as of the date the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion thereafter. We also express no opinion as to whether the Plan is being operated by the Company in accordance with the rules and reporting requirements applicable to top hat plans under ERISA, or whether the individuals that the Company has deemed eligible to participate in the Plan would constitute a select group of management or highly compensated employees.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.  In giving consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act, or that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ von BRIESEN & ROPER, s.c.